Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Cohen & Steers Real Assets Fund, Inc. of our report dated February 23, 2026, relating to the consolidated financial statements and consolidated financial highlights which appears in Cohen & Steers Real Assets Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2026